                                                                     Exhibit 2.1


                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                    BY AND AMONG

                              TYCO INTERNATIONAL LTD.

                            TYCO INTERNATIONAL (PA) INC.

                                        and

                                RAYCHEM CORPORATION

















                               Dated as of May 19, 1999

                                 TABLE OF CONTENTS

                                      ARTICLE I

               THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     SECTION 1.01.  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     SECTION 1.02.  EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . .  2
     SECTION 1.03.  EFFECT OF THE MERGER . . . . . . . . . . . . . . . . . . . . .  2
     SECTION 1.04.  ARTICLES OF INCORPORATION; BY-LAWS . . . . . . . . . . . . . .  2
     SECTION 1.05.  DIRECTORS AND OFFICERS . . . . . . . . . . . . . . . . . . . .  3
     SECTION 1.06.  EFFECT ON SECURITIES, ETC  . . . . . . . . . . . . . . . . . .  3
     SECTION 1.07.  EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . 10
     SECTION 1.08.  STOCK TRANSFER BOOKS . . . . . . . . . . . . . . . . . . . . . 12
     SECTION 1.09.  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK  . . . . . 12
     SECTION 1.10.  LOST, STOLEN OR DESTROYED CERTIFICATES . . . . . . . . . . . . 12
     SECTION 1.11.  TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . . 12
     SECTION 1.12.  TAKING OF NECESSARY ACTION; FURTHER ACTION . . . . . . . . . . 12
     SECTION 1.13.  DISSENTING SHARES. . . . . . . . . . . . . . . . . . . . . . . 13
     SECTION 1.14.  MATERIAL ADVERSE EFFECT  . . . . . . . . . . . . . . . . . . . 13

                                      ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . 13
     SECTION 2.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES . . . . . . . . . 13
     SECTION 2.02.  CERTIFICATE OF INCORPORATION AND BYLAWS  . . . . . . . . . . . 14
     SECTION 2.03.  CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . 14
     SECTION 2.04.  AUTHORITY RELATIVE TO THIS AGREEMENT . . . . . . . . . . . . . 15
     SECTION 2.05.  MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND
     CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     SECTION 2.06.  COMPLIANCE; PERMITS  . . . . . . . . . . . . . . . . . . . . . 17
     SECTION 2.07.  SEC FILINGS; FINANCIAL STATEMENTS  . . . . . . . . . . . . . . 18
     SECTION 2.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . 18
     SECTION 2.09.  NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . 18
     SECTION 2.10.  ABSENCE OF LITIGATION  . . . . . . . . . . . . . . . . . . . . 19
     SECTION 2.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS  . . . . . . . . 19
     SECTION 2.12.  LABOR MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . 23
     SECTION 2.13.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS . . . . . . 23
     SECTION 2.14.  RESTRICTIONS ON BUSINESS ACTIVITIES  . . . . . . . . . . . . . 24
     SECTION 2.15.  TITLE TO PROPERTY  . . . . . . . . . . . . . . . . . . . . . . 24
     SECTION 2.16.  TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     SECTION 2.17.  ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . 25
     SECTION 2.18.  BROKERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     SECTION 2.19.  INTELLECTUAL PROPERTY  . . . . . . . . . . . . . . . . . . . . 27
     SECTION 2.20.  INTERESTED PARTY TRANSACTIONS  . . . . . . . . . . . . . . . . 29
     SECTION 2.21.  INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     SECTION 2.22.  PRODUCT LIABILITY AND RECALLS  . . . . . . . . . . . . . . . . 29
     SECTION 2.23.  OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . 29
     SECTION 2.24.  RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 29



     SECTION 2.25.  SUPPLEMENTAL COMPANY DISCLOSURE SCHEDULE.  . . . . . . . . . . 30

                                     ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. . . . . . . . . . . . 30
     SECTION 3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES . . . . . . . . . 30
     SECTION 3.02.  MEMORANDUM OF ASSOCIATION AND BYE-LAWS . . . . . . . . . . . . 30
     SECTION 3.03.  CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . 31
     SECTION 3.04.  AUTHORITY RELATIVE TO THIS AGREEMENT . . . . . . . . . . . . . 31
     SECTION 3.05.  MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND
          CONSENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     SECTION 3.06.  COMPLIANCE; PERMITS. . . . . . . . . . . . . . . . . . . . . . 33
     SECTION 3.07.  SEC FILINGS; FINANCIAL STATEMENTS. . . . . . . . . . . . . . . 33
     SECTION 3.08.  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . 34
     SECTION 3.09.  NO UNDISCLOSED LIABILITIES . . . . . . . . . . . . . . . . . . 34
     SECTION 3.10.  ABSENCE OF LITIGATION. . . . . . . . . . . . . . . . . . . . . 34
     SECTION 3.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. . . . . . . . . 34
     SECTION 3.12.  LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 36
     SECTION 3.13.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS . . . . . . 36
     SECTION 3.14.  RESTRICTIONS ON BUSINESS ACTIVITIES. . . . . . . . . . . . . . 37
     SECTION 3.15.  TITLE TO PROPERTY. . . . . . . . . . . . . . . . . . . . . . . 37
     SECTION 3.16.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     SECTION 3.17.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . 37
     SECTION 3.18.  BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     SECTION 3.19.  INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . 38
     SECTION 3.20.  INTERESTED PARTY TRANSACTIONS. . . . . . . . . . . . . . . . . 39
     SECTION 3.21.  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     SECTION 3.22.  PRODUCT LIABILITY AND RECALLS. . . . . . . . . . . . . . . . . 39
     SECTION 3.23.  OWNERSHIP OF PARENT AND MERGER SUB . . . . . . . . . . . . . . 40
     SECTION 3.24.  DGCL SECTION 203.. . . . . . . . . . . . . . . . . . . . . . . 40
     SECTION 3.25.  NO VOTE REQUIRED.. . . . . . . . . . . . . . . . . . . . . . . 40

                                      ARTICLE IV

               CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . . . . . . 40
     SECTION 4.01.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. . . . . 40
     SECTION 4.02.  NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . 43
     SECTION 4.03.  CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER . . . . . . . 45

                                      ARTICLE V

                                ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . 46
     SECTION 5.01.  PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT . . . . . . 46
     SECTION 5.02.  COMPANY STOCKHOLDERS MEETING . . . . . . . . . . . . . . . . . 46
     SECTION 5.03.  ACCESS TO INFORMATION; CONFIDENTIALITY . . . . . . . . . . . . 46
     SECTION 5.04.  CONSENTS; APPROVALS. . . . . . . . . . . . . . . . . . . . . . 47
     SECTION 5.05.  AGREEMENTS WITH RESPECT TO AFFILIATES. . . . . . . . . . . . . 47



     SECTION 5.06.  INDEMNIFICATION AND INSURANCE. . . . . . . . . . . . . . . . . 47
     SECTION 5.07.  NOTIFICATION OF CERTAIN MATTERS. . . . . . . . . . . . . . . . 49
     SECTION 5.08.  FURTHER ACTION/TAX TREATMENT . . . . . . . . . . . . . . . . . 49
     SECTION 5.09.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . 49
     SECTION 5.10.  PARENT COMMON SHARES . . . . . . . . . . . . . . . . . . . . . 50
     SECTION 5.11.  CONVEYANCE TAXES . . . . . . . . . . . . . . . . . . . . . . . 50
     SECTION 5.12.  OPTION PLANS AND BENEFITS, ETC.. . . . . . . . . . . . . . . . 50
     SECTION 5.13.  RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 52
     SECTION 5.14.  ACCOUNTANT'S LETTERS . . . . . . . . . . . . . . . . . . . . . 52
     SECTION 5.15.  COMPLIANCE WITH STATE PROPERTY TRANSFER LAWS . . . . . . . . . 52
     SECTION 5.16.  CHARITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 52

                                      ARTICLE VI

                               CONDITIONS TO THE MERGER. . . . . . . . . . . . . . 53
     SECTION 6.01.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
                    MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     SECTION 6.02.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND
                    MERGER SUB . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     SECTION 6.03.  ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY . . . . . . 55
     SECTION 6.04.  FAILURE TO DELIVER TAX OPINIONS. . . . . . . . . . . . . . . . 56

                                     ARTICLE VII

                                     TERMINATION . . . . . . . . . . . . . . . . . 56
     SECTION 7.01.  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . 56
     SECTION 7.02.  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . 58
     SECTION 7.03.  FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . 59

                                     ARTICLE VIII

                                  GENERAL PROVISIONS . . . . . . . . . . . . . . . 60
     SECTION 8.01.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
                    AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . 60
     SECTION 8.02.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
     SECTION 8.03.  CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . 62
     SECTION 8.04.  AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     SECTION 8.05.  WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     SECTION 8.06.  HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     SECTION 8.07.  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . 63
     SECTION 8.08.  ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 64
     SECTION 8.09.  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     SECTION 8.10.  PARTIES IN INTEREST. . . . . . . . . . . . . . . . . . . . . . 64
     SECTION 8.11.  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. . . . . 64
     SECTION 8.12.  GOVERNING LAW; JURISDICTION. . . . . . . . . . . . . . . . . . 64
     SECTION 8.13.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . 65
     SECTION 8.14.  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . 65
     SECTION 8.15.  PERFORMANCE OF OBLIGATIONS . . . . . . . . . . . . . . . . . . 65


                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


          AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of May 19, 1999 (this "AGREEMENT"), among Tyco International Ltd. , a Bermuda company ("PARENT"), Tyco International (PA) Inc., a Nevada corporation and a direct, wholly-owned subsidiary of Parent ("MERGER SUB"), and Raychem Corporation, a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, and consistent with and in furtherance of their respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of the Company with Merger Sub or such other entity as provided in Section 6.04 upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "MERGER") of the Company with Merger Sub or such other entity as provided in
Section 6.04, in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL") and the Delaware General Corporation Law (the "DGCL"), or such other jurisdiction as appropriate in accordance with the provisions of Section 6.04, and upon the terms and subject to the conditions set forth herein;

          WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder, and that the transactions contemplated by this Agreement be undertaken pursuant to such plan except as otherwise provided in Section 6.04; and

          WHEREAS, pursuant to the Merger, each outstanding share (together with the preferred stock purchase right associated therewith, a "SHARE") of the Company's Common Stock, par value $1.00 (the "COMPANY COMMON STOCK"), other than shares owned directly or indirectly by the Parent, Merger Sub or the Company and other than Dissenting Shares (as defined in Section 1.13) will be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

          SECTION 1.01.  THE MERGER.  (a)  At the Effective Time (as defined in
Section 1.02), and subject to and upon the terms and conditions of this Agreement, the NGCL and the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

          SECTION 1.02. EFFECTIVE TIME. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by
(a) filing articles of merger as contemplated by the NGCL (the "ARTICLES OF MERGER") and (b) filing a certificate of merger as contemplated by the DGCL (the "CERTIFICATE OF MERGER"), each, together with any required related certificates, with the Secretaries of State of the States of Nevada and Delaware, as appropriate, in such forms as required by, and executed in accordance with, the relevant provisions of the NGCL and the DGCL, respectively. The Merger shall become effective at the time of the later to occur of such filings or at such later time as agreed to by each of the parties hereto in writing, which will be as soon as reasonably practicable, specified in the Articles of Merger and Certificate of Merger (the "EFFECTIVE TIME"). Prior to such filings, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

          SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the NGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.04. ARTICLES OF INCORPORATION; BY-LAWS. (a) ARTICLES OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the NGCL and such Articles of Incorporation.

          (b) BYLAWS. Subject to the provisions of Section 5.06(a), the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the NGCL, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

          SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 1.06. EFFECT ON SECURITIES, ETC. (a) CONVERSION OF SECURITIES.

          (i) DEFINITIONS. As used in this Agreement, the following terms shall have the meanings specified below:

                "AVERAGE SHARE PRICE" means the average of the Daily Share Prices for the three consecutive trading days beginning on (and including) the date of the Effective Time.

                "CASH DEFICIENCY RATIO," as used in Section 1.06(a)(vi) below, means a fraction (x) whose numerator is the difference between the Number of Cash Paid Shares and the number of Cash Electing Shares and
          (y) whose denominator is the number of Non-Electing Shares.

                "CASH ELECTING SHARES" means the shares of Company Common Stock as to which an election has been made to receive cash.

                "CASH PRORATION FACTOR," as used in 1.06(a)(iv) below, means
          (x) the Number of Cash Paid Shares divided by (y) the number of Cash Electing Shares.

                "CLOSING PER SHARE AMOUNT" means (x) $18.50 (the "CASH AMOUNT") plus (y) the Average Share Price multiplied by 0.2070 (such fraction, the "SHARE RATIO").

                "DAILY SHARE PRICE" for any trading day means the volume weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Shares (as reported in the NYSE Composite Transactions Tape) for that day.

                "NON-ELECTING SHARES" means the shares of Company Common Stock as to which no election has been made to receive either cash or Parent Common Shares.

                "NUMBER OF CASH PAID SHARES" means (x) (I) $18.50 multiplied by the number of shares of Company Common Stock outstanding at the Effective Time (but not including any non-vesting Restricted Shares, as defined in Section 1.06(c)(ii)) divided by (II) the Closing Per Share Amount less (y) the number of Dissenting Shares.

                "NUMBER OF SHARE EXCHANGE SHARES" means (x) the product of (I) the number of shares of Company Common Stock outstanding at the Effective Time (but not including any non-vesting Restricted Shares),
          (II) 0.2070 and (III) the Average Share Price divided by (y) the Closing Per Share Amount.

                "PARENT COMMON SHARE" means a common share, nominal value US$0.20 per share, of Parent.

                "STOCK ELECTING SHARES" means the shares of Company Common Stock as to which an election has been made to receive Parent Common Shares.

                "STOCK PRORATION FACTOR," as used in Section 1.06(a)(v) below, means (x) the Number of Share Exchange Shares divided by (y) the number of Stock Electing Shares.

                "STOCK DEFICIENCY RATIO," as used in Section 1.06(a)(vi) below, means a fraction (x) whose numerator equals the difference between the Number of Share Exchange Shares and the number of Stock Electing Shares and (y) whose denominator is the number of Non-Electing Shares.

          (ii) GENERAL. (A) At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, except as otherwise provided in this Section 1.06, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive from Merger Sub a fraction of a Parent Common Share, cash or a combination of a fraction of a Parent Common Share and cash as hereinafter provided.

          (B) The total amount of cash that Merger Sub will pay to Company stockholders in the Merger under this Section 1.06(a) is the product of $18.50 multiplied by the number of shares of Company Common Stock outstanding at the Effective Time, less an amount equal to the product of the number of Dissenting Shares multiplied by the Closing Per Share Amount. The total number of Parent Common Shares that Merger Sub will transfer to Company stockholders in the Merger under this Section 1.06(a) is 0.2070 multiplied by the number of shares of Company Common Stock outstanding at the Effective Time.

          (C) Shares of restricted stock that do not vest as a result of the consummation of the Merger are treated separately in Section 1.06(c) and are not treated as outstanding and are not included in determining the number of shares of Company Common Stock outstanding at the Effective Time for all purposes of this Section 1.06(a).

          (iii) ELECTIONS. Subject to Section 1.06(a)(iv), (v) and (vi) below, each holder of Company Common Stock shall be entitled, with respect to each share of Company Common Stock held by such holder, to elect to receive either:

                (1) cash equal to the Closing Per Share Amount; or

                (2) a fraction of a Parent Common Share equal to the Closing Per Share Amount divided by the Average Share Price.

          (iv) EXCESS OF CASH ELECTING SHARES. If the number of Cash Electing Shares exceeds the Number of Cash Paid Shares,

                (1) each Stock Electing Share shall be converted into a fraction of a Parent Common Share equal to the Closing Per Share Amount divided by the Average Share Price;

                (2) each Cash Electing Share shall be converted into the right to receive (I) cash equal to the Closing Per Share Amount multiplied by the Cash Proration Factor and (II) a fraction of a Parent Common Share equal to (x) the Closing Per Share Amount divided by the Average Share Price multiplied by (y) one minus the Cash Proration Factor; and

                (3) each Non-Electing Share shall be converted into the right to receive a fraction of a Parent Common Share equal to the Closing Per Share Amount divided by the Average Share Price.

          (v) EXCESS OF STOCK ELECTING SHARES. If the number of Stock Electing Shares exceeds the Number of Share Exchange Shares,

                (1) each Cash Electing Share shall be converted into the right to receive cash equal to the Closing Per Share Amount;

                (2) each Stock Electing Share shall be converted into the right to receive (I) a fraction of a Parent Common Share equal to (x) the Closing Per Share Amount divided by the Average Share Price multiplied by (y) the Stock Proration Factor and (II) cash equal to
          (x) the Closing Per Share Amount multiplied by (y) one minus the Stock Proration Factor; and

                (3) each Non-Electing Share shall be converted into the right to receive cash equal to the Closing Per Share Amount.

          (vi) NO EXCESS OF CASH ELECTING OR STOCK ELECTING SHARES. In the event that neither Section 1.06(a)(iv) nor 1.06(a)(v) above is applicable,

                (1) each Cash Electing Share shall be converted into the right to receive cash equal to the Closing Per Share Amount;

                (2) each Stock Electing Share shall be converted into the right to receive a fraction of a Parent Common Share equal to the Closing Per Share Amount divided by the Average Share Price; and

                (3) each Non-Electing Share shall be converted into the right to receive (I) cash in the amount of (x) the Closing Per Share Amount multiplied by (y) the Cash Deficiency Ratio and (II) a fraction of a Parent Common Share equal to (x) the Closing Per Share Amount divided by the Average Stock Price multiplied by (y) the Stock Deficiency Ratio.

          (vii)  EXERCISE OF ELECTION.  All elections in accordance with this
     Section 1.06(a) shall be made on a form designed for that purpose and mutually acceptable to the Company and Merger Sub (which shall specify that risk of loss of accompanying Certificates shall pass only upon delivery thereof to the Exchange Agent and that title thereto shall pass following such delivery if and when the Effective Time shall occur) (a "FORM OF ELECTION") and mailed to holders of record of Company Common Stock as of the record date for the Company Stockholders Meeting (as defined in Section 2.13) or such other date as Merger Sub and the Company shall mutually agree (the "ELECTION FORM RECORD DATE") or, in the case of shares of Common Company Stock held in book-entry form, through transmission of an Agent's Message (as hereinafter defined). Merger Sub and the Company shall make available one or more Forms of Election as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the day prior to the Election Deadline (as defined below). Elections shall be made by submitting to the Exchange Agent in accordance with Section 1.06(a)(viii) either (A) a properly completed and signed Form of Election accompanied by the certificates representing the shares of Company Common Stock as to which the election is being made (or an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange Act (as defined in Section 2.05)) or (B) in the case of shares of Company Common Stock held in book-entry form, by the transfer of such shares to an account established by the Exchange Agent for this purpose at the Depository Trust Company ("DTC") and the timely receipt by the Exchange Agent of an Agent's Message transmitted through DTC's Automated Tender Offer Program ("ATOP") (either of (A) or (B), an "ELECTION"). The term "AGENT'S MESSAGE" means a message transmitted by DTC and received by the Exchange Agent and forming part of the confirmation of a book-entry transfer which states that DTC has received an express acknowledgment from a participant transmitting the shares of Company Common Stock, sets forth the election being made with respect to such shares and states that such participant has agreed to be bound by the terms of the Form of Election with respect to such shares. Merger Sub will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election, or, in the case of shares of Company Common Stock held in book-entry form, whether an Agent's Message has properly been received or whether any modifications of the procedures set forth in this Section 1.06(a)(vii) or in Section 1.06(a)(viii) are necessary to comply with the requirements of DTC. The decision of Merger Sub (or the Exchange Agent) in such matters shall be conclusive and binding on the holders of Company Common Stock.

          (viii) ELECTION DEADLINE. An Election must be received by the Exchange Agent by the close of business on the last business day prior to the Effective Time (such time hereinafter referred to as the "ELECTION DEADLINE") in order to be effective. Any holder of Company Common Stock who has made an Election may at any time prior to the Election Deadline change such holder's election by submitting a revised Form of Election, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline or, in the case of shares of Company Common Stock held in book-entry form, by causing there to be transmitted and received by the Exchange Agent prior to the Election Deadline a properly transmitted "Request Message" through ATOP. Any holder of Company Common Stock may at any time prior to the Election Deadline revoke its election and withdraw its certificates representing shares of Company Common Stock deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline or, in the case of shares of Company Common Stock held in book-entry form, withdraw its shares of Company Common Stock transferred to the Exchange Agent by a properly transmitted "Request Message" through ATOP prior to the Election Deadline specifying the name and number of the account at DTC to be credited. As soon as practicable after the Election Deadline, the Exchange Agent shall determine the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares, and shall notify Merger Sub of its determination. Promptly after such notification, Parent and Merger Sub shall issue a press release announcing in reasonable detail the allocation of the Merger Consideration.

          (ix) DEEMED NON-ELECTION. For the purposes hereof, the shares of a holder of Company Common Stock who does not submit an Election prior to the Election Deadline shall be deemed to be Non-Electing Shares. If Merger Sub or the Exchange Agent shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect, and the shares with respect to which such purported election was made shall, for purposes hereof, be deemed to be Non-Electing Shares. Neither Merger Sub nor the Exchange Agent shall have any obligation to inform any holder of Company Common Stock of any defect in the making of an election.

          (x) RETURN OF COMPANY COMMON STOCK. In the event that this Agreement is terminated without the Merger having been consummated, Merger Sub shall instruct the Exchange Agent to return all shares of Company Common Stock submitted or transferred to the Exchange Agent pursuant to
     Section 1.06(a)(vii).

          (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect, wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c)   COMPANY/EQUITY AWARDS.

          (i) STOCK OPTIONS. Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "STOCK OPTION") granted under
     (A) the Company's Executive Long Term Incentive Plan, (B) the Company's Amended and Restated 1987 Directors Stock Option Plan, (C) the Company's Amended and Restated 1990 Incentive Plan (the "1990 PLAN"), (D) the Company's 1996 Directors Stock Option Plan, (E) the Company's Bonus Deferral Plan (the "BONUS DEFERRAL PLAN"), (F) the 1981 Stock Option Plan or (G) any other written or otherwise binding stock option plan or agreement of the Company except the Company's 1984 Employee Stock Purchase Plan, the 1985 Employee Stock Purchase Plan and the Amended and Restated Raychem Corporation Limited Employee Stock Purchase Plan (the "STOCK PURCHASE PLANS") (collectively, the "COMPANY STOCK OPTION PLANS"), shall constitute an option (an "ADJUSTED OPTION") to acquire, on the same terms and conditions MUTATIS MUTANDIS as were applicable to such Stock Option prior to the Effective Time (but taking account of the Merger), the number of Parent Common Shares (rounded down to a whole Parent Common Share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Stock Options immediately prior to the Effective Time by
     (y) 0.4140, at a price per share (rounded up to a whole cent) equal to (u) the per share exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (v) 0.4140. The other terms of each such Stock Option, and the Company Stock Option Plans under which they were issued, shall continue to apply in accordance with their terms, including, to the extent provided therein or under the Company's Key Employee Retention and Severance Plan, the acceleration of vesting of such Stock Options in connection with the transactions contemplated hereby or upon the termination of employment of a holder of an Adjusted Option. As soon as practicable after the Effective Time, Merger Sub shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and stating that such Stock Option shall continue in effect on the same terms and conditions (subject to the adjustments as a result of the Merger described in this Section 1.06(c)). Parent shall comply with the terms of all such Adjusted Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Adjusted Options which qualified as incentive stock options under Section 422(b) of the Code ("ISOS") prior to the Effective Time continue to qualify as ISOs after the Effective Time to the extent permissible under governing law. Nothing in this paragraph is intended to or shall amend or modify the terms of any Stock Option, including any provision for its expiration, cancellation or forfeiture in a transaction such as the Merger.

          (ii) RESTRICTED SHARES. As of the Effective Time, each holder of an outstanding share of restricted stock (each, a "RESTRICTED SHARE") under any Company stock incentive plan, the terms of which do not provide for its vesting in a transaction such as the Merger, shall receive 0.4140 of a Parent Common Share in exchange for such Restricted Share. Any such Parent Common Share so received shall be subject to all the terms and conditions of the plans and agreements under which the Restricted Share was issued and the Company's Key Employee Retention and Severance Plan but only to the extent such plan specifically modifies one or more terms of such Restricted Share, MUTATIS MUTANDIS, including acceleration of vesting of such Restricted Share in connection with the transactions contemplated hereby or upon the termination of employment of any holder of a Restricted Share. The terms of Section 1.06(f) shall apply to the Parent Common Shares issued in exchange for such Restricted Shares. Restricted Shares that vest upon consummation of the Merger shall be exchanged in the Merger as provided in Section 1.06(a).

          (iii) AMENDMENT, MODIFICATION OR TERMINATION.  Nothing in this
     Section 1.06(c) is intended to or shall be construed as limiting in any respect Parent's or Merger Sub's right to amend, modify or terminate after the Effective Time any equity-based plan of the Company to the extent Parent or Merger Sub is otherwise permitted to do so.

          (iv) REGISTRATION. Parent shall reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Adjusted Options in accordance with this Section 1.06(c). Either on or as soon as practicable following the Effective Time, Parent will register the Parent Common Shares subject to the Adjusted Options under the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission ("SEC") thereunder (the "SECURITIES ACT") pursuant to a registration statement on Form S-4 or Form S-8 (or any successor or other appropriate form) to the extent such registration is required under the Securities Act, and to use at least such efforts as are applied to Parent's other stock options generally to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Adjusted Options remain outstanding (subject to interruptions of such effectiveness or current status as may be reasonably required from time to time, and are applicable to registration statements of Parent with respect to its option plans generally, because of developments affecting Parent or otherwise).

          (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

          (e) ADJUSTMENTS TO EXCHANGE RATIO. The Cash Amount and the Share Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Stock); any distribution, exercise or exchange of Rights (as defined in Section 5.13) or such Rights becoming exercisable; or any reorganization, recapitalization, split up, combination or exchange of shares, or other like event with respect to Parent Common Shares (in the case of the Share Ratio) or Company Common Stock (in the case of both the Share Ratio and the Cash Amount), occurring after the date hereof and prior to the Effective Time.

          (f) FRACTIONAL SHARES. No certificates or scrip representing less than one Parent Common Share shall be issued in exchange for Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") or pursuant to any book-entry transfer. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Common Share shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Average Share Price.

          SECTION 1.07. EXCHANGE OF SHARES. (a) EXCHANGE AGENT. At or prior to the Effective Time, and, to the extent required, from time to time thereafter, Merger Sub shall cause to be supplied to or for such bank or trust company as shall be designated by Merger Sub and shall be reasonably acceptable to the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this Section 1.07 through the Exchange Agent, (i) certificates evidencing the Parent Common Shares issuable pursuant to Section 1.06(a), (ii) the cash payable pursuant to Section 1.06(a) and (iii) cash payable in lieu of fractional shares pursuant to Section 1.06(f) (such certificates for Parent Common Shares and cash being referred to as the "EXCHANGE FUND").

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Merger Sub will cause the Exchange Agent to mail to each holder of record of Certificates who has not submitted (or who has submitted and withdrawn) such holders' Certificates to the Exchange Agent in accordance with
Section 1.06(a)(vii) (other than Certificates representing Dissenting Shares)
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Merger Sub may reasonably specify) and
(ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Common Shares and cash. A holder that has submitted and not withdrawn Shares as provided in Section 1.06(a)(vii) or that surrenders Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, and other required documents as provided in this Section 1.07(b), shall be entitled to receive in exchange therefor solely
(A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with Section 1.06(a) in respect thereof and/or (B) the cash which such holder has the right to receive in accordance with Section 1.06(a) in respect thereof, together with any cash in respect of fractional shares as provided in Section 1.06(f) (such Parent Common Shares and cash being referred to, collectively, as the "MERGER CONSIDERATION"), except that Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of DTC. The holder of Shares upon their exchange, in whole or in part, for Parent Common Shares shall also receive any dividends or other distributions declared or made with a record date after the Effective Time with respect to such Parent Common Shares. Certificates surrendered pursuant to this Section 1.07(b) or Section 1.06(a)(vii) shall forthwith be canceled following the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration, dividends or distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares entitled to be received therefor until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares.

          (d) TRANSFERS OF OWNERSHIP. If any Merger Consideration is to be issued and paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Merger Sub or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder, or payment of cash to any person other than the registered holder, of the Certificate surrendered, or establish to the satisfaction of Merger Sub or any agent designated by it that such tax has been paid or is not payable.

          (e) ESCHEAT. Neither Parent, Merger Sub nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) WITHHOLDING RIGHTS. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise issuable or payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 1.07(b) or (c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 1.07(b) or (c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

          (g) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates one year after the Effective Time shall be delivered to Merger Sub, upon demand, and any holders of the Certificates who have not theretofore complied with this Section
1.07 shall thereafter look only to Merger Sub for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Shares.

          SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

          SECTION 1.09. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Parent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

          SECTION 1.10. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay and/or issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash and/or Parent Common Shares as may be required pursuant to
Section 1.06(a); PROVIDED, HOWEVER, that Merger Sub may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          SECTION 1.11. TAX CONSEQUENCES. Subject to Section 6.04, it is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and the regulations promulgated thereunder. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          SECTION 1.12. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

          SECTION 1.13. DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, cash, Parent Common Shares or a combination of cash and Parent Common Shares, in the sole discretion of Merger Sub, such that (x) the sum of (I) such cash and (II) the number of such Parent Common Shares multiplied by the Average Share Price equals (y) (I) the number of shares of Company Common Stock so converted multiplied (II) by the Closing Per Share Amount, together with any dividends or other distributions to which such stockholders are entitled pursuant to Section 1.07(c), except that cash will be paid in lieu of any fractional Parent Common Shares pursuant to Section 1.06(f).

          SECTION 1.14. MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole; PROVIDED, HOWEVER, that effects of changes that result from (A) any changes in economic, regulatory or political conditions generally, (B) the United States securities markets, (C) this Agreement or the transactions contemplated by this Agreement or the announcement hereof or (D) with respect to the Company, any changes affecting the construction, electronic components, telecommunications or energy infrastructure industries generally, shall be excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub as follows:

          SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's "significant" subsidiaries, as defined in Regulation S-X, is included as an exhibit to the Company's 1998 Annual Report on Form 10-K (the "COMPANY SIGNIFICANT SUBSIDIARIES"). The Company has furnished to Parent a list of all subsidiaries of the Company together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company in
Section 2.01 of the written disclosure schedule previously delivered by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"). Except as set forth in
Section 2.01 of the Company Disclosure Schedule or the Company SEC Reports (as defined in Section 2.07 below), neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $2,000,000 or more, excluding securities in any publicly-traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

          SECTION 2.02. CERTIFICATE OF INCORPORATION AND BYLAWS. The Company has heretofore made available to Parent and Merger Sub complete and correct copies of (i) its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date (the "COMPANY'S CHARTER DOCUMENTS"), and (ii) the Certificate of Incorporation and Bylaws (or equivalent organizational documents) (with respect to any subsidiary of the Company, the "SUBSIDIARY DOCUMENTS") of each of its subsidiaries that account for more than 10% of the assets or sales of the Company on a consolidated basis. Within 30 days of the date of this Agreement, the Company will deliver to Parent the Subsidiary Documents of each other active subsidiary of the Company. All such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, except for immaterial violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

          SECTION 2.03.  CAPITALIZATION.   The authorized capital stock of the
Company consists of 150,000,000 shares of Company Common Stock and 15,000,000 shares of the Company's Preferred Stock (the "COMPANY PREFERRED STOCK"), par value $1.00 per share, of which 150,000 shares have been designated as Series RP Preferred Stock. As of May 17, 1999, (i) 77,585,116 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 12,778,879 shares were held in treasury, (iii) no shares of Company Preferred Stock were outstanding or held in treasury, (iv) no shares of Company Common Stock or Company Preferred Stock were held by subsidiaries of the Company, (v) 10,966,914 shares of Company Common Stock were issuable upon the exercise of outstanding options granted under the Company's Stock Option Plans and (vi) 2,311,000 shares of Company Common Stock were subject to future issuance pursuant to the Stock Purchase Plans. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred as of the date hereof, except for changes resulting from the exercise of Stock Options and for issuances in accordance with the terms of the Stock Purchase Plans. Except as set forth in Section 2.01, this
Section 2.03 or Section 2.11, Section 2.03 or Section 2.11 of the Company Disclosure Schedule or for rights granted pursuant to the Company's Rights Agreement (as defined in Section 2.24), there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary. Except as disclosed in Section 2.03 of the Company Disclosure Schedule or the Company SEC Reports, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as set forth in Section 2.01 or 2.03 of the Company Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

          SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Merger and the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Company's Charter Documents and the filing and recording of appropriate merger documents as required by the NGCL and the DGCL). As of the date hereof, the Board of Directors of the Company has declared that it is advisable and in the best interests of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes a legal, valid and binding obligation of the Company.

          SECTION 2.05. MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Except as provided below, Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount equal to or exceeding $10,000,000 to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, payments or receipts by the Company or any of its subsidiaries of less than $10,000,000 over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the United States Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "EXCHANGE ACT") but have not been so filed with the SEC. Notwithstanding the foregoing, the Company may omit from Section 2.05 of the Company Disclosure Schedule and instead include in Section 2.05 of a supplement to the Company Disclosure Schedule, to be delivered to Parent not later than 14 days from the date of this Agreement (the "SUPPLEMENTAL COMPANY DISCLOSURE SCHEDULE"), any contract referred to in clauses (i) and (ii) of the preceding sentence that, because of time constraints, the Company is, in good faith, unable to list in Section 2.05 of the Company Disclosure Schedule and which does not relate to agreements or arrangements for money borrowed. With regard to agreements for the purchase or sale of goods and inventory in the ordinary course of business and licensing arrangements, the threshold referred to in clause (ii) of the second preceding sentence shall refer to payments or receipts measured on an annual basis.

          (b)   Except as set forth in Section 2.05(b) of the Company
Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company's Charter Documents or the Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, United States or non-United States (each, a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), filings under the United States Exon-Florio Act (the "EXON-FLORIO ACT"), filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("NON-U.S. MONOPOLY LAWS"), filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the DGCL or the NGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

          SECTION 2.06.  COMPLIANCE; PERMITS.  (a)  Except as disclosed in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b)   Except as disclosed in Section 2.06(b) of the Company
Disclosure Schedule or the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 through the date of this Agreement (collectively, the "COMPANY SEC REPORTS"). Except as disclosed in Section 2.07 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Reports), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          SECTION 2.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, since June 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company's Charter Documents; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices (other than those required by GAAP subsequent to the date of this Agreement); or (v) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

          SECTION 2.09.  NO UNDISCLOSED LIABILITIES.  Except as set forth in
Section 2.09 of the Company Disclosure Schedule or the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 1999 included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "1999 COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1999 Company Balance Sheet, (c) incurred since March 31, 1999 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, (e) disclosed in the Company Disclosure Schedule or (f) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.10.  ABSENCE OF LITIGATION.  Except as set forth in Section
2.10 and Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative body or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.  (a)
Section 2.11(a) of the Company Disclosure Schedule lists all "Pension Plans" (as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of the Company or any subsidiary of the Company, as well as each plan with respect to which the Company, a subsidiary or any other entity (whether or not incorporated) which is a member of a controlled group, including the Company, or which is under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or
(b) of ERISA (a "COMPANY ERISA AFFILIATE") could incur liability under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 2.11, the "COMPANY EMPLOYEE PLANS") that are maintained in the United States (the "U.S.") or cover primarily U.S. employees. Not later than 30 days after the date of this Agreement, the Company shall provide to Merger Sub and Parent a supplemental list (the "SUPPLEMENTAL BENEFITS DISCLOSURE SCHEDULE"), which shall contain the names of all Company Employee Plans maintained outside the U.S. and covering primarily non-U.S. employees (each, a "NON-U.S. COMPANY PLAN"), PROVIDED that any such plan, agreement or arrangement described in Section 2.11(d) of this Agreement shall be listed only if it is (x) an employment agreement with the three most highly compensated officers or employees of the Company in each non-U.S. jurisdiction or any other material employment agreement, (y) a plan, program, agreement, policy or arrangement of the Company which contains one or more change-in-control provisions which could result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any non-U.S. Company employee or (z) a severance plan, program, policy or agreement which provides nonstatutory benefits. Except as provided in
Section 2.11(d), the Company has made
available to Parent prior to the date of this Agreement, or, with respect to any Non-U.S. Company Plan other than the Company's International Pension Plan and the defined benefit pension plans maintained in the United Kingdom, Belgium and Germany, not later than 30 days after the date of this Agreement will make available, copies of (i) each such written Company Employee Plan (or a written description of any Company Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants that are inconsistent with any Company Employee Plan or any provision under any Company Employee Plan or which could result in any additional liability to the Company or such plan (including, but not limited to, any communications that have not expressly reserved the right of the Company to amend, terminate or otherwise modify any Company Employee Plan), (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the Department of Labor with respect to each Company Employee Plan required to make such filing and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

          (b)   Except as set forth in Section 2.11(b) of the Company
Disclosure Schedule: (i) none of the Company Employee Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company terminates, other than as required by COBRA, or any similar state laws; (ii) none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (iii) to the Company's knowledge, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject the Company or any Company ERISA Affiliate, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iv) to the Company's knowledge, no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any material liability to the Company, any Company ERISA Affiliate or any subsidiary thereof; (v) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law (including, but not limited to, the applicable notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of
1998), and may in accordance with their terms be amended and/or terminated at any time subject to applicable law, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the United States Internal Revenue Service (the "IRS"), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vii) all material contributions required to be made with respect to any Company Employee Plan (pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement or otherwise pursuant to applicable law) have been made on or before their due dates (including any extensions thereof); (viii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to the Company or any Company ERISA Affiliate nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived; (ix) none among the Company, any Company ERISA Affiliate or any subsidiary thereof has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in
Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course); (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no material pending, nor to the Company's knowledge any threatened, claims, investigations or causes of action with respect to any Company Employee Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company, any Company director, officer or employee, any Company Employee Plan or any fiduciary of a Company Employee Plan.

          (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds as of the close of business on May 14, 1999 (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an ISO, and the expiration date of such option; (ii) any shares of Company Common Stock that are restricted; and (iii) any other right, directly or indirectly, to receive Company Common Stock, together with the number of shares of Company Common Stock subject to such right. No option to purchase Company Common Stock has been granted between May 14, 1999 and the date of this Agreement. Section 2.11(c) of the Supplemental Benefits Disclosure Schedule shall update Section 2.11(c) of the Company Disclosure Schedule.

          (d) To the extent not already included and so labelled in Section 2.11(a) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with officers or employees of the Company or any of its subsidiaries who perform services in the U.S., other than any offer letter or similar agreement that does not alter the at-will nature of the individual's employment with the Company or any subsidiary; (ii) all agreements with consultants who are former employees or directors; (iii) all agreements with respect to the services of independent contractors performing personal services for the Company or its subsidiaries or leased employees, whether or not they participate in any of the Company Employee Plans; (iv) all officers or other employees of the Company or any of its subsidiaries who have executed a non-competition agreement with the Company or any of its subsidiaries; (v) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees and under which there is a current or contingent obligation with the exception of statutory plans maintained outside the U.S.; and (vi) all plans, programs, agreements and other arrangements of the Company which contain change of control provisions providing any benefits to any employees, directors or independent contractors of the Company or any of its subsidiaries who perform services primarily in the United States. If and to the extent any agreement described in this Section 2.11(d) that is required to be delivered under Section 2.11(a) has been entered into by the Company and one or more individuals pursuant to one or more standard forms, the Company shall be required to deliver one example of each such standard form, together with a schedule specifying each individual who has entered into an agreement with the Company using such standard form, the expiration date of the agreement and any material non-standardized terms included in the agreement. Agreements described in Section 2.11(d)(iii) that must be delivered under Section 2.11(a) which by their terms expire within six months of the date on which they are entered into shall not be required to be delivered until seven days from the date hereof.

          (e)   Except as set forth in Section 2.11(e) of the Company
Disclosure Schedule: (i) the PBGC has not instituted proceedings to terminate any Company Employee Plan that is subject to Title IV of ERISA (each, a "COMPANY DEFINED BENEFIT PLAN"); (ii) no Company Defined Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA been applied for with respect thereto; (iii) the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of each Company Defined Benefit Plan, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, does not exceed the value of that Company Defined Benefit Plan's assets and, to the knowledge of the Company, nothing has occurred since the end of the most recently completed fiscal year that would materially adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Company Defined Benefit Plans have been paid; (v) no facts or circumstances exist with respect to any Company Defined Benefit Plan which would give rise to a lien on the assets of the Company under Section 4068 of ERISA or otherwise; and (vi) as of the date hereof, substantially all of the assets of the Company Defined Benefit Plans are readily marketable securities or insurance contracts.

          (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, (i) the Company has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in, provides for investment in or provides benefits in or by reference to the value of Company stock; and (ii) since June 30, 1998, the Company has not proposed nor agreed to any material increase in benefits under any Company Employee Plan (or the creation of material new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan other than in the renewal of any insured employee welfare plans in the ordinary course of business.

          (g) Except as set forth in Section 2.11(g) of the Company Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee and (ii) no person will be entitled to any severance benefits under the terms of any Company Employee Plan solely by reason of the consummation of the transactions contemplated by this Agreement.

           (h) Each Non-U.S. Company Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Non-U.S. Company Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. Except as set forth on Section 2.11(h) of the Company Disclosure Schedule, each Non-U.S. Company Plan which is required by contract or under applicable local law to be funded has been funded at least to the extent so required; if and to the extent any Non-U.S. Company Plan is not funded, the obligations under such Non-U.S. Company Plan are reflected on the books and records of the entity maintaining the plan and on the consolidated financial statements of the Company.

          SECTION 2.12. LABOR MATTERS. Except as set forth in Section 2.12 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither the Company nor any of its subsidiaries is in breach of any collective bargaining agreement or other labor union contract, nor has any knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.13. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company in writing specifically for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company in writing specifically for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT/PROSPECTUS") will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the

Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement/Prospectus.

          SECTION 2.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, as set forth in Section 2.14 of the Company Disclosure Schedule, the Company SEC Reports or for those licenses set forth in Section 2.19(e) of the Company Disclosure Schedule, to the best of the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.15. TITLE TO PROPERTY. Except as set forth in Section 2.15 or 2.19(b) of the Company Disclosure Schedule, the Company and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1999 Company Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.16. TAXES. (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 1999 Company Balance Sheet have been established or which are being contested in good faith. Except as set forth in Section 2.16(a) of the Company Disclosure Schedule, there are no material claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 1999 Company Balance Sheet have been established or which are being contested in good faith or are immaterial in amount).

          (b) For purposes of this Agreement, the term "TAX" shall mean any United States or non-United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          (c) Except as set forth in Section 2.16 of the Company Disclosure Schedule, other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule, there are no outstanding powers of attorney enabling any party to represent the Company or any subsidiary with respect to tax matters.

          SECTION 2.17.  ENVIRONMENTAL MATTERS.  (a)  Except as set forth in
Section 2.17(a) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with all Environmental Laws (as hereinafter defined), which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims (as hereinafter defined), pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

          (c) Except as set forth in Section 2.17(c) of the Company Disclosure Schedule or the Company SEC Reports, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (d)   Except as set forth in Section 2.17(d) of the Company
Disclosure Schedule or the Company SEC Reports, (i) to the knowledge of the Company, there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the United States National Priority List (the "NATIONAL PRIORITIES LIST") or any state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location, and (ii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries, (B) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries and (C) there are no polychlorinated biphenyls ("PCBS") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

          (e)   For purposes of this Agreement:

                (i) "ENVIRONMENTAL CLAIM" means any claim, allegation, accusation, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, response costs incurred by any Governmental Authority or other person, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

                (ii) "ENVIRONMENTAL LAWS" means all United States and non-United States federal, national, state, provincial, local or other jurisdictional laws, regulations, codes and ordinances relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to, the United States Comprehensive Environmental Response Compensation and Liability Act 42 U.S.C. Section 9601 et seq., the United States Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et seq., the United States Toxic Substances Control Act 15 U.S.C. Section 2601 et seq., the United States Occupational Safety and Health Act 29 U.S.C. Section 651 et seq., the United States Clean Air Act 42 U.S.C. Section 7401 et seq., the United States Clean Water Act 33 U.S.C. Section 1251 et seq., Proposition 65, as codified in the California Health and Safety Code Section 25249.5 et seq., and any other analogous state laws, each as amended or supplemented, and any applicable transfer statutes or laws.

                (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

          SECTION 2.18. BROKERS. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and Morgan Stanley pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

          SECTION 2.19. INTELLECTUAL PROPERTY. (a) As used herein, the term "INTELLECTUAL PROPERTY ASSETS" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, common law marks, know-how, trade secrets, computer software programs and proprietary information. As used herein, "COMPANY INTELLECTUAL PROPERTY ASSETS" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

          (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without conflict with the rights of others.

          (c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are overtly threatened by any person with respect to the Company Intellectual Property Assets or (ii) are, to the knowledge of the Company, currently pending or overtly threatened by any person with respect to the Intellectual Property Assets of a third party (the "THIRD PARTY INTELLECTUAL PROPERTY ASSETS") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

          (d) Except as set forth in Section 2.19(d) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries knows of any valid grounds for any bona fide claim to the effect that the manufacture, sale or licensing or use of any product now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries infringes on any Third Party Intellectual Property Assets.

          (e) Section 2.19(e) of the Company Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications; (iii) to the extent the Company is reasonably able to list the following items, material common law trademarks, material trade dress and material slogans, and all material trade names owned by the Company and/or each of its subsidiaries worldwide, PROVIDED that if the Company is not reasonably able to list such items on the Company Disclosure Schedule but is reasonably able to do so on the Supplemental Company Disclosure Schedule, it shall do so on the Supplemental Company Disclosure Schedule;
(iv) all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; and (v) all material licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 2.19(e) of the Company Disclosure Schedule or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 2.19(e)(i) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (f) To the knowledge of the Company, except as set forth in Section 2.19(e)(i) or 2.19(f) of the Company Disclosure Schedule or the Company SEC
Reports: (i) each patent, patent application, trademark or service mark registration, trademark or service mark application, copyright registration and copyright application of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule is valid, subsisting and enforceable.

          (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          (h)   Except as set forth in Section 2.19(h) of the Company
Disclosure Schedule, the disclosure under the heading "Year 2000 Disclosure" contained in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1999 is accurate and in compliance with SEC disclosure requirements in all material respects.

          SECTION 2.20.  INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 2.20 of the Company Disclosure Schedule or the Company SEC Reports, since the Company's proxy statement dated September 18, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          SECTION 2.21. INSURANCE. Except as set forth in Section 2.21 of the Company Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets, and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.22. PRODUCT LIABILITY AND RECALLS. (a) Except as set forth in Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Reports, the Company has no knowledge of any claim, pending or overtly threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Reports, there is no pending or, to the knowledge of the Company, overtly threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.23. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has been advised by its financial advisor, Morgan Stanley, to the effect that in its opinion, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares is fair to such holders from a financial point of view.

          SECTION 2.24. RIGHTS AGREEMENT. The Board of Directors of the Company has authorized and approved an amendment to the Rights Agreement between the Company and Harris Trust and Savings Bank dated as of December 11, 1998 (the "RIGHTS AGREEMENT") to the effect that (i) none of Parent, Merger Sub and their affiliates, either individually or as a group, shall become an "Acquiring Person" (as defined in the Rights Agreement) and (ii) no Distribution Date,
Section 11.1.2 Event, Section 13 Event, Shares Acquisition Date or Triggering Event (as each such term is defined in the Rights Agreement) shall occur, with respect to each of clauses (i) and (ii), by reason of the approval, execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any announcement of the same. The Company and the Rights Agent (as defined in the Rights Agreement) shall execute such amendment to the Rights Agreement no later than the second business day following the date hereof.

          SECTION 2.25. SUPPLEMENTAL COMPANY DISCLOSURE SCHEDULE. No disclosure which will be made on the Supplemental Company Disclosure Schedule will be of a matter which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

          SECTION 3.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized and existing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary of Parent, is set forth in Section
3.01 of the written disclosure schedule previously delivered by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE"). Except as set forth in Section 3.01 of the Parent Disclosure Schedule or the Parent SEC Reports (as defined in
Section 3.07 below), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), with respect to which Parent has invested and currently owns or is required to invest $10,000,000 or more, excluding securities in any publicly traded company held for investment by Parent and comprising less than five percent of the outstanding capital stock of such company.

          SECTION 3.02. MEMORANDUM OF ASSOCIATION AND BYE-LAWS. Parent has heretofore made available to the Company a complete and correct copy of Parent's Memorandum of Association and Bye-Laws, as amended to date (the "PARENT CHARTER DOCUMENTS"). Such Parent Charter Documents are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Memorandum of Association (or Articles of Incorporation) or bye-laws (or by-laws).

          SECTION 3.03. CAPITALIZATION. (a) The authorized capital stock of Parent consists of 2,500,000,000 Parent Common Shares and 125,000,000 Preference Shares, $1.00 par value per share ("PARENT PREFERRED SHARES"). (i) As of April 2, 1999, (I) 818,453,964 Parent Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (II) no Parent Preferred Shares were outstanding and (III) no more than 10,000,000 Parent Common Shares and no Parent Preferred Shares were held by subsidiaries of Parent; (ii) as of March 31, 1999, warrants to purchase 98,966 Parent Common Shares were outstanding; and (iii) as of March 31, 1999, approximately 60,607,058 Common Shares were reserved for issuance upon exercise of stock options issued under Parent's stock option plans. No material change in such capitalization has occurred since such dates, respectively, other than as a result of the exercise of options or warrants outstanding as of such dates. Except as set forth in Section 3.03 of the Parent Disclosure Schedule or the Parent SEC Reports or as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on Parent or any of its subsidiaries relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 3.01 or 3.03 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever. The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, and of which 6,000 shares are issued. All such issued shares are validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of the outstanding shares of which are owned by Parent.

          (b) The Parent Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and shall be listed, upon official notice of issuance, for trading on the NYSE.

          SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, as applicable, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Parent has determined that it is advisable and in the best interests of Parent's shareholders for Parent to enter into this Agreement, and for Parent to consummate the Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub.

          SECTION 3.05. MATERIAL CONTRACTS; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Section 3.05(a) of the Parent Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guarantees, standby letters of credit (to which Parent or any subsidiary is the responsible party), equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount exceeding $30,000,000; (ii) all contracts, agreements, commitments or other understandings or arrangements to which Parent or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by Parent or any of its subsidiaries of less than $25,000,000 in any single instance; and (iii) all agreements which are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" but have not been so filed with the SEC.

          (b) Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Memorandum of Association (or Articles of Incorporation) or bye-laws (or by-laws) of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance (including a right to purchase) on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, the NYSE, the Exon-Florio Act, Non-U.S. Monopoly Laws, and the filing and recordation of appropriate merger or other documents as required by the NGCL or the

DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Parent or Merger Sub from performing their respective material obligations under this Agreement and would not otherwise be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Parent or Merger Sub.

          SECTION 3.06.  COMPLIANCE; PERMITS.  (a)  Except as disclosed in
Section 3.06(a) of the Parent Disclosure Schedule or the Parent SEC Reports, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Except as disclosed in Section 3.06(b) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of Parent and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "PARENT PERMITS"), except where the failure to hold such Parent Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except as described in the Parent SEC Reports or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1995 through the date of this Agreement (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.07(a) of the Parent Disclosure Schedule, none of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Reports), and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 3.08 of the Parent Disclosure Schedule or the Parent SEC Reports, since September 30, 1998, Parent has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or changed circumstances constituting, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Parent Charter Documents; (iii) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or (v) any sale of a material amount of assets of Parent, except in the ordinary course of business.

          SECTION 3.09.  NO UNDISCLOSED LIABILITIES.  Except as set forth in
Section 3.09 of the Parent Disclosure Schedule or the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent's unaudited balance sheet (including any related notes thereto) as of March 31, 1999 included in Parent's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 1999 (the "1999 PARENT BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 1999 Parent Balance Sheet, (c) incurred since March 31, 1999 in the ordinary course of business, (d) incurred in connection with this Agreement, or the Merger or the other transactions contemplated hereby, (e) disclosed in the Parent Disclosure Schedule or (f) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.10.  ABSENCE OF LITIGATION.  Except as set forth in Sections
3.10 or 3.19(b) of the Parent Disclosure Schedule or the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative body or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.11.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.  (a)
Section 3.11(a) of the Parent Disclosure Schedule lists all material: (i) employee pension benefit plans (as defined in Section 3(2) of ERISA), (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) and (iii) bonus, stock option, stock purchase, incentive, deferred compensation and supplemental retirement plans, as amended, modified or supplemented, for the benefit of, or relating to, any former or current employee, officer, director or consultant (or any of their beneficiaries) of Parent and any additional plans of Parent or any entity (whether or not incorporated) which is a member of a controlled group, including Parent, or which is under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or
(b) of ERISA (a "PARENT ERISA AFFILIATE"), with respect to which Parent or a Parent ERISA Affiliate is reasonably likely to incur material liability under Title IV of ERISA or Section 412 of the Code (together for the purposes of this Section 3.11, the "PARENT EMPLOYEE PLANS").

          (b) Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule or the Parent SEC Reports, (i) none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (iii) all Parent Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance in all material respects with the requirements of applicable law; (iv) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to Parent's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made with respect to any Parent Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof); (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to Parent or any Parent ERISA Affiliate nor would the consummation of the transaction contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived; and (vii) neither Parent nor any Parent ERISA Affiliate has incurred or reasonably expects to incur any material liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

          (c)   Except as set forth in Section 3.11(c) of the Parent Disclosure
Schedule: (i) the PBGC has not instituted proceedings to terminate any Parent Employee Plan that is subject to Title IV of ERISA (each, a "PARENT DEFINED BENEFIT PLAN"); (ii) no Parent Defined Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code nor have any extensions of any amortization period within the meaning of Section 412 of the Code or 302 of ERISA been applied for with respect thereto; (iii) the present value of the benefit liabilities (within the meaning of Section 4041 of ERISA) of each Parent Defined Benefit Plan, determined on an ongoing basis using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, does not exceed by more than $10,000,000 the value of that Parent Defined Benefit Plan's assets and, to the knowledge of Parent, nothing has occurred since the end of the most recently completed fiscal year that would adversely affect the funding status of such plans; (iv) all applicable premiums required to be paid to the PBGC with respect to the Parent Defined Benefit Plans have been paid; and (v) no facts or circumstances exist with respect to any Parent Defined Benefit Plan which would give rise to a lien on the assets of Parent under Section 4068 of ERISA or otherwise.

          (d) Each Parent Employee Plan covering non-U.S. employees (a "NON-U.S. PARENT PLAN") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable laws (including any special provisions relating to registered or qualified plans where such Non-U.S. Parent Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The benefit liabilities of the Non-U.S. Parent Plans are adequately provided for on the consolidated financial statements of Parent.

          SECTION 3.12. LABOR MATTERS. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports: (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is in breach of any material collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, activities or proceedings of any labor union to organize employees, or of any slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.13. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "REGISTRATION STATEMENT") pursuant to which the Parent Common Shares to be issued in connection with the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. The Registration Statement and Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

          SECTION 3.14. RESTRICTIONS ON BUSINESS ACTIVITIES. Except for this Agreement, to the best of Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the conduct of business by Parent or any of its subsidiaries as currently conducted by Parent or such subsidiary, except for any prohibition or impairment that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.15. TITLE TO PROPERTY. Parent and each of its subsidiaries have good title to all of their real properties and other assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, which do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 1999 Parent Balance Sheet; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.16. TAXES. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Parent and each of its subsidiaries have timely and accurately filed, or caused to be timely and accurately filed, all material Tax Returns required to be filed by them, and have paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes shown on such Tax Returns. There are no claims or assessments pending against Parent or any of its subsidiaries for any alleged deficiency in any Tax, except as set forth in Section 3.16 of the Parent Disclosure Schedule, there are no pending or threatened audits or investigations for or relating to any liability in respect of any Taxes, and Parent has not been notified in writing of any proposed Tax claims or assessments against Parent or any of its subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the 1999 Parent Balance Sheet have been established or which are being contested in good faith or are immaterial in amount).

          SECTION 3.17.  ENVIRONMENTAL MATTERS.  (a)  Except as set forth in
Section 3.17(a) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of Parent and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by Parent and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.

          (b) Except as set forth in Section 3.17(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has retained or assumed.

          (c) Except as set forth on Section 3.17(c) of the Parent Disclosure Schedule or in the Parent SEC Reports, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 3.17(d) of the Parent Disclosure Schedule or the Parent SEC Reports: (i) there are no off-site locations where Parent or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, or any state Superfund site list, and Parent and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by Parent or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by Parent or any of its subsidiaries; and
(iv) there are no polychlorinated biphenyls (PCBs) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Parent or any of its subsidiaries.

          SECTION 3.18. BROKERS. No broker, finder or investment banker (other than Goldman Sachs & Co., the fees and expenses of whom will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          SECTION 3.19. INTELLECTUAL PROPERTY. (a) Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Parent Intellectual Property Assets that are used in the business of Parent and its subsidiaries as currently conducted without conflict with the rights of others except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. As used herein, "PARENT INTELLECTUAL PROPERTY ASSETS" shall mean the Intellectual Property Assets used or owned by Parent or any of its subsidiaries.

          (b) Except as disclosed in Section 3.19(b) of the Parent Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of Parent, threatened by any person with respect to the Parent Intellectual Property Assets or (ii) are, to the knowledge of Parent, currently pending or threatened by any person with respect to Third Party Intellectual Property Assets to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through Parent or any of its subsidiaries.

          (c) Except as set forth in Section 3.19(c) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of Parent and/or each of its subsidiaries is valid and subsisting.

          (d) Except as set forth in Section 3.19(d) of the Parent Disclosure Schedule, to Parent's knowledge, there is no unauthorized use, infringement or misappropriation of any of Parent's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Parent or any of its subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

          (e) The disclosure under the heading "Year 2000 Compliance" contained in the Parent's Quarterly Report on Form 10-Q for the period ended March 31, 1999 is accurate and in compliance with SEC disclosure requirements in all material respects.

          SECTION 3.20.  INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 3.20 of the Parent Disclosure Schedule or the Parent SEC Reports, since Parent's proxy statement dated February 20, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          SECTION 3.21. INSURANCE. Except as set forth in Section 3.21 of the Parent Disclosure Schedule or the Parent SEC Reports, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by Parent, except as would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.22. PRODUCT LIABILITY AND RECALLS. (a) Except as set forth in Section 3.22(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent has no knowledge of any claim, pending or threatened, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Except as set forth in Section 3.22(b) of the Parent Disclosure Schedule or the Parent SEC Reports, there is no pending or, to the knowledge of Parent, overtly threatened, recall or investigation of any product sold by Parent, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.23. OWNERSHIP OF PARENT AND MERGER SUB. Merger Sub is a direct, wholly-owned subsidiary of Parent.

          SECTION 3.24. DGCL SECTION 203. Other than by reason of this Agreement or the transactions contemplated hereby, Parent is not an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.

          SECTION 3.25. NO VOTE REQUIRED. No vote of the shareholders of Parent is required by law, Parent's Charter Documents or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.


                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 4.01 of the Company Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Merger Sub, which in the case of clauses (c), (d)(ii), (d)(v), (e), (f), (h), (i) and (j) will not be unreasonably withheld or delayed:

          (a)   amend or otherwise change the Company's Charter Documents;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for (A) the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof, (B) the issuance of shares of Company Common Stock pursuant to the Stock Purchase Plans in accordance with their terms as in effect on the date hereof or any employer stock fund under any Company Benefit Plan in accordance with its terms as in effect on the date hereof, (C) the issuance of Company Stock Options in the ordinary course and consistent with past practice with prior approval of Parent and (D) the granting of Company Stock Options pursuant to written offers of employment that were extended prior to the date hereof);

          (c) except as set forth in Section 4.01 of the Company Disclosure Schedule, sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $3,000,000 in the aggregate);

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend (except as provided in clause (ii) below), and except that the Company may declare and pay prior to the Effective Time quarterly cash dividends of $0.09 per share consistent with past practice;
     (ii) declare or allow any subsidiary of the Company to declare cross-border dividends, or make or allow any subsidiary of the Company to make cross-border capital contributions, in an amount that exceeds $2,000,000 in the aggregate; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
     (iv) except as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01 of the Company Disclosure Schedule, and except to the extent necessary to effect any right of a grantee to have shares of Company Common Stock withheld to meet minimum tax withholding obligations in connection with any equity award under any Company Employee Plan that is outstanding and in effect on the date of this Agreement and provided that any such withholding is consistent with past practice, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing; or (v) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder's equity interest in the Company;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, other than those listed on Section 4.01 of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for borrowings and reborrowings under the Company's or any of its subsidiaries' existing credit facilities listed on Section 2.05 of the Company Disclosure Schedule and other borrowings not in excess of $5,000,000 in the aggregate, or issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $50,000,000; or (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

          (f) except as set forth in Section 4.01 of the Company Disclosure Schedule, (i) increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practices; (ii) grant any severance or termination pay to any director, officer or employee of the Company or any of its subsidiaries (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations); (iii) enter into any employment or severance agreement with respect to which the total annual compensation or the aggregated severance payments exceed $200,000 with any prospective officer or employee of the Company or any of its subsidiaries; (iv) enter into or modify any agreement with any director of the Company or any of its subsidiaries; (v) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case of this clause, (x) as may be required by law or (y) as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement and would not otherwise impose any material restraint on the business or operations of the Company or any of its subsidiaries;

          (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof;

          (h) make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice and except for any payment, discharge or satisfaction in an amount not to exceed $4,000,000 in the aggregate which provides for a complete release for the Company and its subsidiaries and which imposes no obligation on the Company and its subsidiaries other than the payment of money as aforesaid;

          (j) make any loan to any director, officer, employee or independent contractor of the Company or any of its subsidiaries pursuant to the Company Loan Program (as defined in Section 5.12(g)) or otherwise, with the exception of loans made in order to effect a cashless exercise of any Stock Option in accordance with its terms or the terms of the plan under which it was granted; or

          (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

          SECTION 4.02. NO SOLICITATION. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined in Section 7.01) (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a BONA FIDE Acquisition Proposal that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, PROVIDED that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and Parent, or (ii) subject to compliance with the other terms of this Section 4.02, including Section 4.02(c), considering and negotiating a bona fide Acquisition Proposal that is a Superior Proposal not solicited in violation of this Agreement; PROVIDED, HOWEVER, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Stockholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Shearman & Sterling) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (i) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent and (ii) to be more favorable to the Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of the Company under the laws of the State of Delaware; PROVIDED, HOWEVER, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

          (b) The Company shall immediately notify Parent and Merger Sub after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall also immediately notify Parent and Merger Sub, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

          (c) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Shearman & Sterling) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into any, Acquisition Proposal, it may take such contrary action only after the second business day following Parent's and Merger Sub's receipt of written notice of the Board of Directors' intention to do so), neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by such Board of Directors of this Agreement or the Merger; PROVIDED, HOWEVER, that in all events, unless this Agreement has been terminated in accordance with its terms, the Merger and this Agreement shall be submitted for approval and adoption by the Company's stockholders at the Company Stockholders Meeting and the Board of Directors shall not recommend that stockholders vote against approval of the Merger and adoption of this Agreement.

          (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation.

          (e) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party. Unless this Agreement has been terminated in accordance with its terms, the Company shall not redeem the Rights or waive or amend any provision of the Rights Agreement to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction.

          (f) The Company shall ensure that the officers and directors of the Company and the Company Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

          SECTION 4.03. CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Parent covenants and agrees that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.03 of the Parent Disclosure Schedule or unless the Company shall otherwise agree in writing, (i) Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Parent or its subsidiaries in contemplation of the Merger, and (ii) Parent shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

          (a)   amend or otherwise change Parent's Charter Documents;

          (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement;

          (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent, and except that Parent may declare and pay quarterly cash dividends on the Parent Common Shares of $0.025 per share consistent with past practice;

          (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

          (e) take or agree in writing or otherwise to take any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.01. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/ Prospectus and, if the parties so agree at the time, the Registration Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC the definitive Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to the approval of the Merger and the adoption of this Agreement by the stockholders of the Company pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

          SECTION 5.02. COMPANY STOCKHOLDERS MEETING. The Company shall call the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger and adoption of the Merger Agreement, and the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger. The Company shall solicit from its stockholders proxies in favor of approval of this Agreement and the Merger and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval. Notwithstanding anything to the contrary herein, the Company shall not be obligated to take any of the actions set forth in the two preceding sentences of this Section 5.02 (but not the first sentence of this Section 5.02) to the extent that the Board of Directors of the Company reasonably determines (after due consultation with independent counsel, which may be Shearman & Sterling) that it is or is reasonably likely that any such action is inconsistent with the proper discharge of its fiduciary duties; PROVIDED, HOWEVER, that in no event shall the Board of Directors recommend that the Company's stockholders vote against approval of the Merger and adoption of the Merger Agreement at the Company Stockholders Meeting.

          SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements or court orders to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall (and shall cause their respective subsidiaries to) (i) afford to the officers, employees, accountants, counsel and other representatives (collectively the "REPRESENTATIVES") of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to its properties, books, contracts, commitments and records and (ii) during such period, furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential, and shall cause their respective Representatives to keep such information confidential in accordance with the terms of the confidentiality letters, dated April 13, 1999 (the "CONFIDENTIALITY LETTERS"), between Parent and the Company.

          SECTION 5.04. CONSENTS; APPROVALS. The Company, Parent and Merger Sub shall each use its reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company, Merger Sub and Parent shall make all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, Merger Sub and Parent and the consummation by them of the transactions contemplated hereby. The Company, Merger Sub and Parent shall furnish all information required to be included in the Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement. The Company, Merger Sub and Parent shall fully cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders and to make all required filings in connection therewith.

          SECTION 5.05.  AGREEMENTS WITH RESPECT TO AFFILIATES.   The Company
shall deliver to Merger Sub, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "COMPANY AFFILIATE LETTER") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Stockholders Meeting for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the date of the Company Stockholders Meeting, a written agreement (an "AFFILIATE AGREEMENT") restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under Rule 145, in a form mutually agreeable to the Company and Parent.

          SECTION 5.06. INDEMNIFICATION AND INSURANCE. (a) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

          (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED, FURTHER, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

          (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "OFFICER EMPLOYEES") with the Company's directors and officers (including former directors and officers) existing at or before the Effective Time, PROVIDED such agreements have not been entered into or modified in violation of Section 4.01(f).

          (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

          (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.06.

          (f) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties and the Officer Employees, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

          SECTION 5.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of the notifying party contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 5.08. FURTHER ACTION/TAX TREATMENT. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any material assets (tangible or intangible) of Parent or the Company or any of their subsidiaries. The term "material" for purposes of the preceding sentence means any assets to which are attributable annual sales in an amount equal to 1% or more of the Company's annual sales for the fiscal year ended June 30, 1998. Subject to Section 6.04, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) knowingly take any actions, or fail to take any action, that might reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of
Section 368 of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-(3)(c) (other than with respect to Company stockholders who are or will be "5% transferee stockholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)). Subject to
Section 6.04, Parent shall, and shall use its reasonable best efforts to cause the Surviving Corporation to, report, to the extent required by the Code, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

          SECTION 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

          SECTION 5.10. PARENT COMMON SHARES. (a) Prior to the Effective Time, Merger Sub shall obtain from Parent, and Parent shall transfer to Merger Sub, the Parent Common Shares to be delivered by Merger Sub to the holders of Company Common Stock in the Merger.

          (b) Parent will use its best efforts to cause the Parent Common Shares to be delivered by Merger Sub to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time and the Parent Common Shares to be issued upon exercise of the Adjusted Options to be so listed, as soon as practicable following the Effective Time.

          SECTION 5.11. CONVEYANCE TAXES. Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

          SECTION 5.12. OPTION PLANS AND BENEFITS, ETC. (a) Prior to the Effective Time, the parties to this Agreement shall take all such actions as shall be necessary to effectuate the provisions of Section 1.06(c).

          (b) The Company shall take such action as is necessary to cause the ending date of the then current offering periods under the Stock Purchase Plans to be prior to the Effective Time and to terminate such plan as of or prior to the Effective Time.

          (c)   BENEFIT CONTINUATION.  (i)  From the Effective Date through
June 30, 2000 (the "BENEFITS CONTINUATION PERIOD"), Parent and Merger Sub agree to provide each person who is, as of the Effective Time, an employee of the Company or any Company subsidiary (a "COMPANY EMPLOYEE") with employee benefits, including, but not limited to, retirement, health and welfare benefits that are, in the aggregate, substantially equivalent to those provided to such Company Employee immediately prior to the Effective Time, PROVIDED that, Parent and Merger Sub reserve the right to amend, without limitation, the retiree welfare benefit plans with respect to the Company Employees effective as of the Effective Time.

          (ii) During the Benefit Continuation Period, Parent and Merger Sub agree to provide each person who is, as of the Effective Time, a retired employee of the Company or any Company subsidiary participating in any Company Benefit Plan (a "COMPANY RETIREE") with health and welfare benefits that are, in the aggregate, substantially equivalent to those provided to such Company Retiree immediately prior to the Effective Time. Parent and Merger Sub reserve the right to amend the retiree welfare benefit plans with respect to the Company Retirees effective as of July 1, 2000.

          (d) SERVICE CREDIT. To the extent that service is relevant for eligibility, vesting and, except as would result in duplication of benefits, calculation of welfare benefits, under any Parent Employee Plan or subsequently established employee benefit plan, program or arrangement maintained by Parent or any subsidiary for which such individual is eligible, such Parent Employee Plan or other plan, program or arrangement shall credit Company Employees who participate therein for service on or prior to the Effective Time to the extent such service was credited under the corresponding (if any) Company Employee Plan with the Company or any subsidiary or any affiliate or predecessor of any of them. In addition, Parent and Merger Sub shall (i) waive limitations on benefits relating to any pre-existing conditions under any welfare benefit plan of Parent or any subsidiary in which Company Employees may participate and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Company Employees and their respective dependents under the Company's and any subsidiary's medical and dental plans in the calendar year in which the Effective Time occurs.

          (e) COMPANY RETENTION PLAN. At the Effective Time, Parent and Merger Sub shall assume the Company's Key Employee Retention and Severance Plan. At the Effective Time, Parent shall assume, and through June 30, 2000, maintain, the Company's Executive Termination Compensation Policy and the Company's Lay-off Benefits Plan. Parent agrees to discharge all its obligations and provide all benefits which accrue thereunder and to maintain such plans on the same terms and conditions MUTATIS MUTANDIS. Prior to the Effective Time, the Company shall amend the Company's Layoff Benefits Plan to limit severance payable thereunder to a maximum of 104 weeks of pay.

          (f) DEFERRED COMPENSATION PROGRAMS. Parent and Merger Sub agree to continue to maintain, with respect to deferral elections made on or prior to June 30, 1999, the Company's Bonus Deferral Plan, the Company's Executive Deferred Compensation Plan and the Company's Supplemental Executive Retirement Plan (the "DEFERRAL PLANS"), PROVIDED that investment options with respect to deferred monies shall be similar to those offered under the Deferral Plans as of the Effective Date or to those offered under any comparable plan of Parent. Prior to the Effective Time, the Company shall determine in consultation with Parent and each of their advisors whether to amend the Executive Deferred Compensation Plan to eliminate the right of the participants to elect distributions upon the occurrence of certain corporate reorganizations and to provide the administrator of such Plan with discretionary powers consistent with those in the Company's other Deferral Plans. The Company shall communicate, in a written document the form and substance of which has been agreed to by the Company and Merger Sub, to each individual who may receive a "Restricted Stock Amount" as defined in Section 2.16 of the Company's Executive Deferred Compensation Plan, in respect of any Restricted Share that vests on or after the Effective Date, that any such share will not become a Restricted Stock Amount in the event that the Merger is consummated. The Company shall communicate, in a written document the form and substance of which has been agreed to by the Company and Merger Sub, to each participant in the Company's Bonus Deferral Plan that stock options are no longer available with respect to any bonus not paid before the Effective Date. The Company shall amend the Company's Executive Deferred Compensation Plan, the 1990 Plan and the Bonus Deferral Plan, as agreed upon by the Company and Parent, in order to effectuate the foregoing. At the

Effective Time, Company Employees' participation in the Deferral Plans shall cease with respect to future deferrals and Company Employees shall be able to participate in the Parent Deferred Compensation Plan on the same terms as other comparably situated employees of Parent.

          (g) COMPANY LOAN PROGRAM. Through June 30, 2000, Parent and Merger Sub agree to continue to maintain the Company's Loan Program (the "COMPANY LOAN PROGRAM") and Parent and Merger Sub acknowledge that neither the consummation of the transactions contemplated hereby nor any amendment or termination of the Company Loan Program shall accelerate the maturity date of or otherwise affect in any way any loans previously made to the Company's executives under the Company Loan Program.

          (h) NO THIRD PARTY RIGHTS. It is expressly agreed that the provisions of this Section 5.12 are not intended to be for the benefit of or otherwise be enforceable by any third party, including, without limitation, any current or former employee, officer, director, independent contractor or any collective bargaining unit or employee organization.

          SECTION 5.13. RIGHTS AGREEMENT. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 2.26), if any, necessary in order to render the Rights (as defined in the Rights Agreement) inapplicable to the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.14. ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company shall use its best efforts to cause PricewaterhouseCoopers LLP to deliver to Merger Sub, and Merger Sub shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Merger Sub or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

          SECTION 5.15. COMPLIANCE WITH STATE PROPERTY TRANSFER LAWS. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent and Merger Sub, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Parent and Merger Sub with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Parent's and Merger Sub's prior consent, which consent shall not be unreasonably withheld or delayed. Parent and Merger Sub shall provide to the Company any assistance reasonably requested by the Company with respect to such compliance.

          SECTION 5.16. CHARITIES. After the Effective Time, Parent shall cause the Surviving Corporation to provide charitable contributions and community support within the communities in which the Company and each of its commercial business units are located and do business at levels substantially comparable to the levels of charitable contributions and community support provided by the Company and its commercial business units within such areas for the two-year period immediately prior to the Effective Time. Section 5.16 of the Company Disclosure Schedule sets forth all charitable contributions and community support provided by the Company for the two-year period immediately prior to the date hereof. It is expressly agreed that the provisions of this Section 5.16 are not intended to be for the benefit of or otherwise be enforceable by any third party.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

          SECTION 6.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

          (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (c) ANTITRUST. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Parent or Parent's electrical and electronic component business;

          (d) GOVERNMENTAL ACTIONS. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, United States or non-United States, that is reasonably likely to result in an order, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit, or limiting or seeking to limit, Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of the Surviving Corporation and its subsidiaries, or (iii) compelling or seeking to compel

     Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

          (e) ILLEGALITY. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

          (f) TAX OPINIONS. Subject to Section 6.04, the Company shall have received a written opinion of Shearman & Sterling (the "COMPANY TAX OPINION"), and Merger Sub shall have received a written opinion of PricewaterhouseCoopers LLP (the "PARENT TAX OPINION"), in form and substance reasonably satisfactory to each of them, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code and (ii) the transfer of Company Common Stock by Company stockholders pursuant to the Merger, other than Company stockholders who are or will be "5% transferee stockholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will qualify for an exception under Treasury Regulation Section 1.367(a)-3 and, accordingly, Parent will be treated as a corporation for United States federal income tax purposes. Each party agrees to make all customary and reasonable representations and covenants to such counsel in connection with the rendering of such opinions.

          SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or
     (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company; PROVIDED HOWEVER, that unless the Company knowingly breaches Section 4.01(k), the Company shall have been deemed to have complied with Section 4.01(k) unless the failure to comply with such section would also result in the failure of the condition referred to in Section 6.02(a);

          (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Parent; and

          (d) RIGHTS AGREEMENT. A Distribution Date shall not have occurred under the Rights Agreement.

          SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of Parent;

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent and Merger Sub to such effect signed by the Chief Executive Officer or Chief Financial Officer of Parent and the President or Vice President of Merger Sub;

          (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Parent;

          (d) LISTING. The Parent Common Shares issuable in connection with the Merger and upon exercise of the Adjusted Options shall have been authorized for listing on the NYSE upon official notice of issuance; and

          (e) SHAREHOLDER RIGHTS PLAN. A Distribution Date shall not have occurred under Parent's Shareholder Rights Plan dated November 6, 1996, as amended.

          SECTION 6.04. FAILURE TO DELIVER TAX OPINIONS. In the event that or PricewaterhouseCoopers LLP notifies Parent and Merger Sub in writing that it cannot render the Parent Tax Opinion (as reasonably determined by PricewaterhouseCoopers LLP and concurred in by Shearman & Sterling), or Shearman & Sterling notifies the Company in writing that it cannot render the Company Tax Opinion (as reasonably determined by Shearman & Sterling and concurred in by PricewaterhouseCoopers LLP), the Company, within three business days of receipt of such notice from Shearman & Sterling or a copy of such PricewaterhouseCoopers LLP notice, may provide Parent and Merger Sub with written notice that it elects to proceed to consummate this Agreement notwithstanding the failure to satisfy the condition set forth in Section 6.01(f) (the "TAX OPINION CONDITION"). In such event, and any other provision of this Agreement notwithstanding, the Tax Opinion Condition shall be deemed waived by the parties to this Agreement, and Parent, Merger Sub and the Company shall take all steps necessary to effectuate a merger (the "NEW MERGER") of a wholly-owned direct or indirect subsidiary of Parent ("NEW MERGER SUB") with and into the Company, with the Company being the Surviving Corporation, in accordance with the provisions of the DGCL and any other applicable jurisdiction. Except as may be necessary to reflect the change in the transaction structure to the New Merger and the jurisdiction of New Merger Sub, the terms of this Agreement, including the provisions of Section 1.06, shall govern the New Merger, and the references in this Agreement to Merger Sub, the Surviving Corporation and the Merger shall be deemed references, MUTATIS MUTANDIS, to New Merger Sub, the Company and the New Merger, respectively. The waiver of the Tax Opinion Condition, in accordance with and in the circumstances contemplated by this Section, shall not constitute a waiver of any other condition to the Merger or any other provisions of this Agreement.

                                   ARTICLE VII

                                   TERMINATION

          SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:
          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by November 30, 1999 (other than for the reasons set forth in clause (d) below); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

          (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either Parent or the Company if the Company Stockholders Meeting has not been held by November 30, 1999, or if the stockholders of the Company shall not have approved the Merger and adopted this Agreement at the Company Stockholders Meeting; or

          (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x)
     (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent; (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any position or make any disclosures to the Company's stockholders permitted pursuant to Section 4.02(d) which has the effect of any of the foregoing; or

          (f) by the Company, in order to accept a Superior Proposal, provided that the Merger and this Agreement shall not theretofore have been approved at the Company Stockholders Meeting; the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Shearman & Sterling), that it is or is reasonably likely to be required to accept such proposal in order to discharge properly its fiduciary duties; the Company shall in fact accept such proposal; and the Company shall have complied in all respects with the provisions of Section 4.02; or

          (g) by Parent or the Company, if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in
     Section 6.02(a) or 6.03(a), as the case may be, would not be satisfied (in each case, a "TERMINATING MISREPRESENTATION"); PROVIDED that, if such Terminating Misrepresentation is curable prior to November 30, 1999 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts to eliminate, undo or reverse the event or circumstance giving rise to such Terminating Misrepresentation and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

          (h) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.02(a) would not be satisfied, or by the Company, if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.03(a) would not be satisfied (in each case, a "TERMINATING CHANGE"), in either case other than by reason of a Terminating Breach (as hereinafter defined); PROVIDED that, if any such Terminating Change is curable prior to November 30, 1999 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

          (i) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in Section 6.02(b) or 6.03(b), as the case may be, would not be satisfied (in each case, a "TERMINATING BREACH"); PROVIDED that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to November 30, 1999 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(i).

          As used herein, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 20% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise,
(ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 20% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries, having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 20% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination or similar transaction involving the Company or any of the Company Significant Subsidiaries, other than the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

          SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or shareholders except that (i) the Company or Parent or Merger Sub may have liability as set forth in Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful material breach hereof (it being understood that the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful material breach).

          SECTION 7.03.  FEES AND EXPENSES.  (a)  Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) all conveyance and similar taxes required to be paid prior to the Effective Time under Section 5.11.

          (b) The Company shall pay Parent a fee of $100 million (the "FEE"), and shall pay Parent's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("EXPENSES," as applicable to either Parent or the Company), such payment of Expenses not to exceed $7.5 million, upon the first to occur of any of the following events:

          (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(d), PROVIDED that, if this Agreement is terminated because the stockholders have not approved and adopted the Merger and this Agreement at the Company's Stockholders Meeting, the Fee and Expenses shall only be payable under this clause (i) if there shall occur a Payment Trigger; or

          (ii)  the termination of this Agreement by Parent pursuant to clause
     (x)(ii) or (x)(iii) of Section 7.01(e) or the corresponding application of clause (y) thereof to clause (x)(ii) or (x)(iii); or

          (iii) the termination of this Agreement by the Company pursuant to
     Section 7.01(f); or

          (iv) the termination of this Agreement by Parent pursuant to Section 7.01(i) as a result of a willful breach by the Company; PROVIDED that the Fee and Expenses shall only be payable under this clause (iv) if there shall occur a Payment Trigger.

          The term "PAYMENT TRIGGER" means either (A) at the time of the Company Stockholders Meeting, in the case of clause (i) above, or at the time of the Terminating Breach, in the case of clause (iv) above, there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the stockholders of the Company or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within 12 months following the date of termination of this

Agreement and such transaction shall at any time thereafter be consummated on substantially the terms theretofore announced.

          (c)   Upon a termination of this Agreement by Parent pursuant to
Section 7.01(g), the Company shall pay to Parent and Merger Sub their respective Expenses relating to the transactions contemplated by this Agreement, but in no
event more than $7.5 million.   Upon termination of this Agreement by the
Company pursuant to Section 7.01(g), Merger Sub shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, but in no event more than $7.5 million.

          (d)   The Fee and/or Expenses payable pursuant to Section 7.03(b) or
Section 7.03(c) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b) or Section 7.03(c); PROVIDED that in no event shall the Company or Parent, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto, if, immediately prior to the termination of this Agreement, the other entity was entitled to terminate this Agreement pursuant to Section 7.01(g), Section 7.01(h) or Section 7.01(i).

          (e) Each of the Company and Parent agrees that the payments provided for in Section 7.03(b) or (c), as the case may be, shall be the sole and exclusive remedies of Parent upon a termination of this Agreement pursuant to Sections 7.01(d), (e) and (f) or a termination pursuant to Section 7.01(g) (but only if the Terminating Misrepresentation is not intentional), as the case may be, and such remedies shall be limited to the sums stipulated in Section 7.03(b) or (c), as the case may be, regardless of the circumstances giving rise to such termination.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and this Article VIII and Sections 5.06 and
5.08 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this Article VIII shall survive the termination of this Agreement. The Confidentiality Letters shall survive termination of this Agreement.

          (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material. No statement contained in any certificate or schedule required to be furnished by any party hereto pursuant to the provisions of this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, shall contain any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make such party's statements therein not misleading.

          SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)   If to Parent:

                    Tyco International Ltd.
                    The Gibbons Building
                    10 Queen Street, Suite 301
                    Hamilton, Bermuda HM11
                    Attn:     Secretary
                    Telecopy:  (441) 295-9647
                    Confirm:  (441) 292-8674


                With a copy to:

                    Tyco International (US) Inc.
                    One Tyco Park
                    Exeter, NH   03833
                    Attn:     Mark A. Belnick, Esq.
                    Telecopy:  (603) 778-7700
                    Confirm:   (603) 778-9700

                If to Merger Sub:

                    Tyco International (PA) Inc.
                    c/o Tyco International (US) Inc.
                    One Tyco Park
                    Exeter, NH  03833
                    Attn:  Mark A. Belnick, Esq.
                    Telecopy:  (603) 778-7700
                    Confirm:   (603) 778-9700

                With a copy to:

                    Kramer Levin Naftalis & Frankel LLP
                    919 Third Avenue
                    New York, NY  10022
                    Attn:  Joshua M. Berman, Esq.
                    Telecopy: (212) 715-8000
                    Confirm:  (212) 715-9100

          (b)   If to the Company:

                    Raychem Corporation
                    300 Constitution Drive
                    Menlo Park, CA 94025
                    Attn:     General Counsel
                    Telecopy:  (650) 361-4536
                    Confirm:  (650) 361-3333

          With a copy to:

                    Shearman & Sterling
                    1550 El Camino Real
                    Menlo Park, CA  94025
                    Attn:  Christopher D. Dillon, Esq.
                    Telecopy:  (650) 330-2299
                    Confirm:   (650) 330-2200

          SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "BUSINESS DAY" means any day other than a day on which banks in New York are required or authorized to be closed;

          (c) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d)   "DOLLARS" or "$" means United States dollars;

          (e) "KNOWLEDGE" means, with respect to any matter in question, that the executive officers of the Company or Parent, as the case may be, have or at any time had actual knowledge of such matters;

          (f) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.07. SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (b) The Company and Parent agree that the Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

          SECTION 8.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters, except to the extent specifically superseded hereby), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein.

          SECTION 8.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to any wholly-owned, direct or indirect, subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

          SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

          SECTION 8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 8.12. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

          (b) Each of the parties hereto submits to the exclusive jurisdiction of the state and federal courts of the United States located in the State of Delaware with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

          (c) Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of such court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action in relation to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than such court in the State of Delaware.

          SECTION 8.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 8.15. PERFORMANCE OF OBLIGATIONS. Unless otherwise previously performed, Parent shall cause Merger Sub to perform all of its obligations set forth in this Agreement.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              TYCO INTERNATIONAL LTD.


                              By /s/ Mark H. Swartz
                                ------------------------------------------------
                                   Name:     Mark H. Swartz
                                   Title:    Executive Vice President and
                                             Chief Financial Officer


                              TYCO INTERNATIONAL (PA) INC.


                              By /s/ J. Brad Mcgee
                                ------------------------------------------------
                                   Name:     J. Brad McGee
                                   Title:    Vice President


                              RAYCHEM CORPORATION


                              By /s/ Richard A. Kashnow
                                ------------------------------------------------
                                   Name:     Richard A. Kashnow
                                   Title:    Chairman of the Board, Chief
                                             Executive Officer and President